EXHIBIT 99.2

FOR IMMEDIATE RELEASE	NR11-20

DYNEGY INC. ANNOUNCES ADDITIONS TO EXECUTIVE MANAGEMENT

•	Kevin T. Howell named Executive Vice President and Chief Operating Officer
•	Clint C. Freeland named Executive Vice President and Chief Financial Officer

HOUSTON (June 23, 2011) –Dynegy Inc. (NYSE: DYN) today announced that Kevin T. Howell has been named Executive Vice President and Chief Operating Officer of the Company, effective July 5, 2011, and that Clint C. Freeland has been named Dynegy’s Executive Vice President and Chief Financial Officer, effective July 5, 2011.  Both Howell and Freeland will serve on the Company’s executive management team and report to Robert C. Flexon, who was recently named as Dynegy’s President and Chief Executive Officer.

As Executive Vice President and Chief Operating Officer, Howell will manage the Company’s 11,600 megawatt fleet, which currently consists of power generation assets in the Midwest, West and Northeast.  As Executive Vice President and Chief Financial Officer, Freeland will be responsible for Dynegy’s financial affairs, including finance and accounting, treasury, tax and banking and credit agency relationships.

“I have had the opportunity to work with both Kevin and Clint over the past years, and their industry knowledge, proven abilities in executive leadership roles and their team-oriented style will be invaluable to Dynegy,” said Flexon.  “Kevin’s impressive commercial and operating skills combined with Clint’s experience in financial structuring and his knowledge in all facets of finance will greatly benefit Dynegy at this important juncture as we embark on building a new future for the Company.”

Howell, 53, retired in August 2010 from NRG Energy, where he had served as President of NRG Texas and Reliant Energy since August 2008.  Prior to that he was NRG Energy’s Executive Vice President and Chief Administrative Officer from January 2008 to August 2008 and Executive Vice President, Commercial Operations from August 2005 to January 2008.  Before joining NRG Energy, Howell served in a variety of operating and commercial positions with several domestic and international energy companies.

Freeland, 42, has served as NRG Energy’s Senior Vice President, Strategy & Financial Structure since February 2009, where he developed a venture capital partnership investment fund to invest in emerging energy company technologies.  He was NRG Energy's Senior Vice President and Chief Financial Officer from February 2008 to February 2009 and its Vice President and Treasurer from April 2006 to February 2008.  Prior to joining NRG Energy, Freeland held various key financial roles within the energy sector.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements," particularly those statements concerning leadership, financial expertise and restructuring alternatives. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy's filings with the Securities and Exchange Commission (the "SEC"). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled "Risk Factors" in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy's SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy's ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy's Board of Directors; (iii) the timing and anticipated benefits to be achieved through Dynegy's restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy's strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xiii) expectations regarding Dynegy's revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) Dynegy's focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy's control.

SOURCE: Dynegy Inc.

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